Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President & Corporate Secretary (303) 573-1660

ROYAL GOLD TO BEGIN RECEIVING ROYALTY REVENUE
FROM HIGH RIVER GOLD’S TAPARKO MINE

DENVER, COLORADO. JULY 19, 2007: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading precious metals royalty company, today announced the initiation of gold production subject to the Company’s royalty interests at the Taparko-Bouroum (“Taparko”) gold mine in Burkina Faso, West Africa, operated by High River Gold Mines Ltd. (“High River”). Royal Gold holds four royalty interests at this property.

The Company’s royalty interests at Taparko include:1) TB-GSR - a 15% gross smelter return (“GSR”) royalty on all gold produced that will terminate when either cumulative production of 804,420 ounces of gold is achieved or until Royal Gold receives $35 million in cumulative payments; 2.) TB-GSR2 - a sliding scale GSR royalty on all gold produced that will terminate with GSR1; 3.) TB-GSR3 - a 2% GSR royalty on all gold contained in and produced from Taparko that will go into effect after GSR1 is terminated; and 4.) TB-MR1 - a 0.75% milling royalty on all gold mined outside of Taparko that is processed through Taparko processing facilities.

At a gold price of $650 per ounce, Royal Gold will receive an amount equal to 21.5% of the gross gold production from the two initial GSR royalties. High River commenced processing ore and completed its initial gold pour on July 17, 2007. The operation is expected to continue to ramp up production over the next few months.

Commenting on the start-up of the Taparko mine, Tony Jensen, President and Chief Executive Officer of Royal Gold, said, “We congratulate the operating team at High River in bringing the Taparko mine into production and recognize their hard work to construct and now commission the operation. Based upon the operator’s production estimate of 60,000 ounces of gold for calendar 2007, this royalty will be an important contributor to our revenue stream. Taparko is another example of successful execution on our growth strategy.”

Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding the ramp up at Taparko over the next several months, production estimates for Taparko, and the contribution of Taparko to Royal Gold’s revenue stream. Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operator of the property, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking st